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                                                                    EXHIBIT 2.11


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 17, 1997 (this "Agreement"), is entered into between FLORIDA PANTHERS HOLDINGS, INC., a Florida corporation ("FLORIDA"), and FLORIDA PANTHERS HOLDINGS, INC., a Delaware corporation ("DELAWARE").


                                    RECITALS

     A. FLORIDA has an aggregate authorized capital of 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Class A common stock, $.01 par value (the "Florida Class A Common Stock"), and (ii) 10,000,000 shares of Class B common stock, par value $.01 per share (the "Florida Class B Common Stock").


     B. DELAWARE has an aggregate authorized capital of 115,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Class A common stock, $.01 par value (the "Delaware Class A Common Stock"), (ii) 10,000,000 shares of Class B common stock, par value $.01 per share (the "Delaware Class B Common Stock"), and (iii) 5,000,000 shares of preferred stock, par value $.01 per share (the "Delaware Preferred Stock").


     C. The respective Boards of Directors of FLORIDA and DELAWARE believe that it is in the best interests of FLORIDA and DELAWARE and their respective stockholders to merge FLORIDA with and into DELAWARE under and pursuant to the provisions of this Agreement, the Florida General Business Act (the "Florida Act") and the Delaware General Corporation Law (the "Delaware Act").

                                   AGREEMENT

     In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

     1. Merger.  FLORIDA shall be merged with and into DELAWARE (the "Merger").

     2. Effective Date. The Merger shall become effective immediately upon the later of (a) the filing of this Agreement or articles of merger with the Secretary of State of Florida in accordance with the Florida Act and the filing of a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware Act or (b) such later time as may be set forth in such articles and certificate. The time of such effectiveness is hereinafter called the "Effective Date."

     3. Surviving Corporation. DELAWARE shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. On the Effective Date, the separate corporate existence of FLORIDA shall cease.

     4. Certificate of Incorporation. The Certificate of Incorporation of DELAWARE as it exists on the Effective Date shall be the Certificate of Incorporation of DELAWARE following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Delaware.

     5. Bylaws. The Bylaws of DELAWARE as they exist on the Effective Date shall be the Bylaws of DELAWARE following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Delaware.


     6. Board of Directors and Officers. The members of the Board of Directors and the officers of FLORIDA immediately prior to the Effective Date shall be the members of the Board of Directors and the officers of DELAWARE following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the Bylaws of DELAWARE, or until their respective successors are elected and qualified.


     7. Conversion of Outstanding Delaware Stock. Upon the Effective Date, each issued and outstanding share of Florida Class A Common Stock and Florida Class B Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Delaware Class A Common Stock and

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Delaware Class B Common Stock, as the case may be, and each certificate representing shares of Florida Class A Common Stock and Florida Class B Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Delaware Class A Common Stock and Delaware Class B Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Florida Class A Common Stock or Florida Class B Common Stock may, at such stockholder's option, surrender the same to DELAWARE's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of Delaware Class A Common Stock or Delaware Class B Common Stock as are represented by the FLORIDA certificate(s) surrendered to DELAWARE's registrar and transfer agent.

     8. Conditions to Consummation of the Merger. Consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following conditions: (a) this Agreement and the Merger shall have been adopted and approved by the affirmative vote of the holders of a majority of the votes represented by the shares of Florida Class A Common Stock and Florida Class B Common Stock (voting together) outstanding on the record date fixed for determining the stockholders of FLORIDA entitled to vote thereon; (b) FLORIDA and DELAWARE shall have received all consents, orders and approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Merger; and (c) the New York Stock Exchange shall have authorized the listing, upon official notice of issuance, of the shares of Delaware Class A Common Stock to be issued or delivered in connection with the Merger and such authorization shall be in full force and effect on such date.

     9. Stock Options, Warrants and Convertible Debt. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of Florida Class A Common Stock or Florida Class B Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of Delaware Class A Common Stock or Delaware Class B Common Stock, as the case may be, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Florida Class A Common Stock or Florida Class B Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Delaware Class A Common Stock or Delaware Class B Common Stock.

     10. Rights and Liabilities of Florida. At and after the Effective Date, and all in the manner of and as more fully set forth in Section 259 of the Delaware Act and Section 607.1106 of the Florida Act, the title to all real estate and other property, or any interest therein, owned by each of FLORIDA and DELAWARE shall be vested in DELAWARE without reversion or impairment; DELAWARE shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of FLORIDA and DELAWARE without reversion or impairment; DELAWARE shall thenceforth be responsible and liable for all the liabilities and obligations of each of FLORIDA and DELAWARE; any claim existing or action or proceeding pending by or against FLORIDA or DELAWARE may be continued as if the Merger did not occur or DELAWARE may be substituted for FLORIDA in the proceeding; neither the rights of creditors nor any liens upon the property of FLORIDA or DELAWARE shall be impaired by the Merger; and DELAWARE shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

     11. Termination. This Agreement may be terminated and abandoned by action of the respective Board of Directors of FLORIDA and DELAWARE at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.

     12. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided, that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Certificate of Incorporation of DELAWARE or (c) change any

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other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

     13. Inspection of Agreement. Executed copies of this Agreement will be on file at the principal place of business of DELAWARE at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301. A copy of this Agreement shall be furnished by DELAWARE, on request and without cost, to any stockholder of either FLORIDA or DELAWARE.

     14. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

     15. Service of Process. On and after the Effective Date, DELAWARE agrees that it may be served with process in Florida in any proceeding for enforcement of any obligation of DELAWARE or FLORIDA arising from the Merger.

     16. Remedies. Any right and remedy belonging to DELAWARE or FLORIDA and arising in connection with the actions contemplated by this Agreement shall be pursued solely against DELAWARE or FLORIDA, and not against their respective officers, directors or employees. In the event that any officer, director or employee of DELAWARE or FLORIDA becomes involved in any capacity in any action, proceeding or investigation in connection with the Merger, DELAWARE and/or FLORIDA shall advance to such person(s) all reasonable legal and other expenses incurred in connection therewith and shall also indemnify such person(s) against any losses, claims, damages or liabilities to which such person(s) may become subject in connection with this Agreement, except to the extent that such indemnification is prohibited by law.

                                   * * * * *

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf by its officers duly authorized, all as of the date first above written.

                                          FLORIDA PANTHERS HOLDINGS, INC.

                                          a Florida corporation


                                          By:/s/ Richard L. Handley


                                            ------------------------------------

                                            Richard L. Handley


                                            Senior Vice President, General
                                             Counsel and Secretary



                                          FLORIDA PANTHERS HOLDINGS, INC.


                                          a Delaware corporation


                                          By: /s/ Mark J. Gentile


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                                            Mark J. Gentile


                                            Sole Director


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